Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q3 2022 Financial Results – November 3, 2022

Joel Meyer – Chief Legal Officer

Welcome to our Q3 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will discuss Q3 financial results and provide a business update. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Charles will now comment on our Q3 financial results.

Financial Results

Thank you Joel, and hello everyone.

First year commercial bookings were $3.2 million during the third quarter compared to $2.9 million in Q3 last year. Bookings in Q3 last year included $600 thousand from our Piracy Intelligence product that we are nearly complete in winding down. There will be no future bookings from this product category. Excluding Piracy Intelligence, our first year commercial bookings increased $800 thousand or 35%.

Bookings for the quarter included $1.2 million from a new multi-year agreement we signed in Q3 with Walmart. The new agreement provides for a minimum payment of $2.7 million in year one, and more than doubles to $5.8 million in year two. These minimum payments are incremental to the $3 million annual payments we receive under the existing agreement. We expect the remaining contract value of $7.3 million to be booked in the fourth quarter upon receiving customer acceptance. Riley will have more to say about this exciting new development later in the call.

Revenue for the third quarter was $7.8 million, up 22% from $6.4 million in Q3 last year.

Subscription revenue grew 64% in the quarter from $2.5 million to $4.1 million. The new Walmart contract provided for $1.1 million of subscription revenue during the quarter. We expect a similar quarterly revenue run rate for this contract over the next seven quarters with potential upside above the minimum payments. Beyond the Walmart contract, there are two offsetting factors impacting our year-over-year growth, the addition of subscription revenue from EVRYTHNG, offset by the decline in subscription revenue from sunsetting our Piracy Intelligence product. The impact of sunsetting this product on the quarter was in line with our expectations of $600 thousand less revenue than Q3 last year. There will be a similar year-over-year variance in the fourth quarter. Excluding Piracy Intelligence, subscription revenue increased $2.2 million, nearly 120%, year-over-year.

Service revenue was $3.7 million in the quarter compared to $3.9 million in Q3 last year. The change is largely due to the timing of HolyGrail 2.0 recycling work as we had significant project work last year but phase 2 has since completed.

Gross profit margin for the quarter was 53% compared to 66% in Q3 last year. The decrease in margin reflects $1 million of amortization expense recorded on acquired intangible assets recognized in the acquisition accounting for EVRYTHNG. Excluding amortization, subscription margins were 75% and service margins were 57%.

Non-GAAP gross profit margin, which excludes amortization expense and stock-based compensation expense, was 72% for the quarter compared to 71% in Q3 last year.

Operating expenses for the quarter were $19.7 million compared to $12.2 million in Q3 last year. The increase reflects $4.1 million of operating expenses from EVRYTHNG post acquisition and $1.4 million of one-time severance costs incurred for organizational changes we made during the quarter. The severance costs were comprised of $800 thousand of cash costs and $600 thousand of stock-based compensation expense. These organizational changes were made to streamline the business in order to better optimize our go-to-market strategy. Excluding the impact of EVRYTHNG and the severance charge, operating expenses were $2 million higher year-over-year, which included $1.7 million from higher compensation costs from annual compensation adjustments and higher headcount. Half of the $1.7 million increase in compensation costs was in the form of stock-based compensation. The increase in compensation and headcount since last year has been necessary in order to retain and attract the talent we need on the team to accelerate our go-to-market strategy.

Non-GAAP operating expenses for the quarter were $15.5 million compared to $10.1 million in Q3 last year. The increase reflects $3.3 million of Non-GAAP operating expenses from EVRYTHNG post acquisition and $800 thousand from the one-time cash severance costs I just referenced. While these cash severance costs are one-time in nature, severance itself is not a non-recurring activity so we do not back it out in determining our Non-GAAP measures. Excluding the impact of EVRYTHNG and the cash severance charge, Non-GAAP operating expenses were $1.3 million higher year-over-year, which included $800 thousand from higher cash compensation costs from annual compensation adjustments and higher headcount.

As part of the organizational changes to optimize operations, we reorganized some of our reporting structures, which impacted the classification of headcount and related costs between departments. This is evident in comparing Q3 operating expenses to Q2 whereby R&D and Engineering increased while Sales & Marketing and G&A decreased.

Net loss per common share for the quarter was 76 cents versus 17 cents in Q3 last year. The net loss in Q3 last year was benefited by a $5.1 million non-recurring gain in other income. Non-GAAP net loss per common share, which excludes this $5.1 million gain last year, was 47 cents versus 34 cents in Q3 last year.

We ended the quarter with $56.4 million in cash and investments.

We used $12 million of cash and investments during the quarter compared to $8.6 million in Q3 last year. The increase reflects cash usage by EVRYTHNG post acquisition and $700 thousand of the $800 thousand of one-time cash severance costs that were paid during the quarter. Excluding the severance costs, cash usage would have been $11.3 million.

Last quarter I mentioned that internally we look at Non-GAAP net loss, which excludes non-cash expenses, and layer on cash used for capital expenditures and share repurchases as our metric to estimate normalized levels of cash flows. For the third quarter, this metric was $10.1 million factoring in our Non-GAAP net loss of $9.3 million plus $200 thousand of capital expenditures and $600 thousand for share repurchases. The difference between the $11.3 million of actual cash used, after excluding the cash severance, and the $10.1 million is the timing of cash receipts and payments. We anticipate this swinging in a favorable direction in Q4.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

Riley will now provide a business update.

Business Update

Thanks Charles.

We made progress on many fronts in Q3, but without a doubt, the highlight of the quarter was the deal we signed with Walmart covering an expanded deployment of the Digimarc Illuminate platform.  I’m confident you all have many questions about what exactly we are doing with Walmart and what new use case will be powered by this expanded deployment of our platform capabilities.  Please know that we are equally eager to discuss this incredibly exciting development, and plan to, when the time is right.  Until then, there’s just not a whole lot more we can say besides “stay tuned for more details in the not-too-distant-future.”

I do want to spend some time framing the opportunity ahead of us as best as I can.  And perhaps the best way to do that is to describe the opportunity sets in terms of the Serviceable Available Markets (SAMs), which in this case refers to the size of the opportunities immediately available to us as a result of this deal with Walmart, and the Total Addressable Markets (TAMs), which refers to the size of the opportunities that exist for Digimarc beyond the scope of this deal as a result of this new use case.

First, I want to touch on the SAM and the TAM for the new use case of our platform capabilities.  As Charles mentioned, our deal with Walmart is structured so that the payment of $5.8 million in the second year is more than twice as large as the payment in the first year of the deal.  It is important to note that even at the end of year two, there are still multiples of upside remaining before we reach full penetration at Walmart.  Hence the SAM, as represented by full penetration of this use case at Walmart, is also multiples higher than the $5.8 million payable to Digimarc in year two of the new deal.

Moving now to the TAM of this new use case, while Walmart is the largest retailer in the U.S. – and the world – the deal we signed with them represents only single digit percentages of the total global opportunity for this expanded use of our platform capabilities, and hence the SAM mentioned above (which again is multiples of $5.8 million) is only single digit percentages of the TAM of this new use case of our platform capabilities.  For now, of course, our singular focus is delivering for Walmart; it is a top priority across our company.  At the same time, it’s also important to note that while not a near term focus, the opportunity to expand this use of our platform is real, and it is meaningful, with an annual recurring revenue (ARR) opportunity well into the nine figures.

Beyond the opportunity for increased platform revenue, this deal also provides expanded product opportunities.  For the last few quarters, we have been discussing a new Digimarc product that will benefit from a top-down driver of product digitization demand.  Our new partnership with Walmart should act as a powerful anchor for that demand.  As a result of this deal with Walmart, the SAM of our soon-to-be-launched product is large. It’s large enough to take us to profitability all on its own.  And like the relationship between the SAM and the TAM on the platform side, the SAM for our new product at launch is also single digit percentages of its TAM.  Measured in ARR, this new product’s TAM is larger than the platform opportunity.

Even considering the immediate and longer-term opportunities presented by the SAMs and TAMs of both our platform and our soon-to-be-launched product, we think the most exciting part of today’s announcement is how much closer we’ve gotten to a cutting-edge technology leader. Walmart processes a mind-boggling number of products across multiple touch points every day, and is laser-focused on using technology to improve all aspects of its operations.  We are a product digitization company, laser-focused on digitizing the world’s products to enable true digital transformation. Our goal with this expanded partnership is quite simple: continue to win Walmart’s faith in our partnership each day, because our future together will have a profound impact on the retail industry, and beyond.  Walmart is a great company doing innovative things, and we’re honored to be partners in their product digitization and digital transformation journey.  Rest assured, we’re just as impatient to talk about what exactly those innovative things are as you -- and the world at large -- are to hear about them.  But until we can say more in a very public way, I ask you to respect our commitment to customer confidentiality. We take it very seriously.

Moving on from the Walmart news, Q3 also saw us make progress with Digimarc Recycle – some visible, some not. But all of which is significant.

Starting with what was visible, a few weeks ago we released the top-line results of the Canadian Circular Plastics Taskforce Pilot, or CPT, which yet again confirmed that Digimarc Recycle is exceedingly effective in improving the accuracy of recycling sortation and provides an ability to sort material that current optical sorting technology simply cannot.

Not only are the results from the trial incredibly high – with 99% accuracy – they are also consistent with similar tests recently performed.  I highlight this because this consistency in performance, regardless of the material, form factor, type of comingled waste, geography or stakeholder group, proves repeatability.  This third test of Digimarc Recycle shows the exact same accuracy rates as the prior two.  There should be zero doubt as to the real, step-change value we can provide.

For those of you unfamiliar with the CPT, they aim to drive projects to improve plastic packaging recycling within the evolving Extended Producer Responsibility (EPR) landscape in Quebec, and Canada more broadly.  Their focus in working with us is on improving the recovery rates of flexible plastic packaging because today’s current sortation technology cannot distinguish between mono-material recyclable packaging and multi-material structures, lowering overall bale quality.

We are energized by the opportunity to support CPT as they execute against their vision for more effective recycling in Canada.

Beyond Canada, we are discussing how Digimarc Recycle can be a game-changer with multiple stakeholders in other geographies. And interest is growing.  We are prioritizing opportunities where there is real urgency and commitment because there truly is “no time to waste.”

I’m borrowing the rallying cry of “no time to waste” from the Business Coalition for a Global Plastic Treaty, a group of 80+ companies, including Digimarc, that launched in Q3 and is committed to supporting the development of an ambitious, effective, and legally binding UN global treaty to end plastic pollution.  One of the convening organizations, the Ellen MacArthur Foundation, recently published a document that shows that the implementation of high-quality recycling wouldn’t just have a large impact on carbon emissions reductions, but that the carbon emissions reduction can be achieved at a negative cost.

No time to waste, indeed. And Digimarc is committed to being part of the solution.

Looking forward a bit, at the end of this month, the European Commission – the main EU regulatory authority – will publish its proposal to revise the rules for packaging and packaging waste for the European market. They wish to upgrade the 1994 rules by tackling the growing production of packaging waste and the low level of packaging circularity.

We expect the Commission to unveil several measures to achieve those objectives including mandatory recyclability of packaging and recycled content targets, new labelling requirements, and greener public procurement.

As many of you already know, Digimarc is uniquely positioned to support stakeholders in achieving these objectives.  We look forward to the Commission’s proposal at the end of the month.  And post release, we are prepared to educate policymakers and other key stakeholders about our technology, including brands and retailers, who we can support so they are better prepared to meet the forthcoming requirements.

For those interested, the revision of the Packaging and Packaging Waste Directive will be published on the Commission’s website and discussed in a press conference and press release on November 30th.

Before we open up the call to questions, I want to recognize a big milestone in the work that we began six quarters ago, as we took the time to question every assumption and come up with the right answers, and in doing so, transformed our company in many ways, big and small.

In early Q3, we launched our refreshed website, reflecting not just our new look but also revealing a lot of new content that is the result of our transformation.  For those of you who haven’t visited our website recently, I encourage you to do so.  There is so much going on at our company it is difficult to adequately convey all of it on these quarterly calls.

Speaking now to my teammates whose hard, inspired work over these past six quarters has gotten us to where we are now and will only continue to take us to new heights: you all know our thematic goal for this quarter.  It’s time.  Let’s do this.

Operator, we will now open up the call for questions.